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            DEAN HELLER                               Certificate of                  FILED # C1841-6
            Secretary of State                          Amendment
[SEAL]                                         (PURSUANT TO NRS 78.385 and              MAR 19 2002
            202 North Carson Street                       78.390)
            Carson City, Nevada 89701-4201                                            IN THE OFFICE OF
            (775) 684-5708                                                            /s/ DEAN HELLER
                                                                               DEAN HELLER, SECRETARY OF STATE
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              IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING
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             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                             - REMIT IN DUPLICATE -


1. Name of corporation: Blagman Media International, Inc. 1841-1961


2. The articles have been amended as follows (provide article numbers, if available):

   Article VI should be replaced in its entirety with the following: "The total authorized number of shares of the corporation is five billion ten million one hundred (5,010,000,100) consisting of: five billion (5,000,000,000) shares of Common Stock, par value $0.001 per share and ten million one hundred (10,000,100) shares of Preferred Stock with the rights, preferences, designations and restrictions as determined by the Board of Directors from time to time."






3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: more than 50%"

4. Officer Signature (Required):

     /s/ ROBERT BLAGMAN                           Chairman/CEO
-----------------------------------       --------------------------------------

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

  IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.